EXHIBIT 16.2

                                                                January 17, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:    TS&B HOLDINGS, INC.
       (Formerly known as Ammonia Hold, Inc.)

We were previously the principal accountants for TS&B Holdings, Inc. and, under the date of September 7, 2000 we reported on the audited consolidated financial statements of TS&B Holdings, Inc. as of June 30, 2001. On November 12, 2001, we
also reported on the quarter ended September 30, 2001. On January 14, 2002, our appointment as principal accountant was terminated. We have read TS&B Holdings,
Inc.'s statements included under Item 4 of its Form 8-K dated January 17, 2002, and we agree with such statements.

                                                   Very truly yours,

                                                   Crouch, Bierwolf & Associates
                                                   Certified Public Accountants